Final Prospectus                                 Filed Pursuant to Rule 424(b)(3)
Registration No. 333-186363

717,012 Shares

Common Stock
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The stockholders named in this prospectus under the heading “Selling Stockholders” may sell up to 717,012 shares of common stock of United Insurance Holdings Corp. from time to time. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders. The selling stockholders may sell their common stock in public or private transactions at prevailing market prices, at negotiated prices or otherwise. They may sell the stock directly or through brokers or dealers. Brokers or dealers may receive discounts or commissions from the selling stockholders, which will be paid by the selling stockholders. See “Plan of Distribution.”
Our common stock is traded on The Nasdaq Capital Market under the symbol “UIHC.” On February 11, 2013, the closing price of our common was $5.69 per share.
Investing in our common stock involves risks. See “Risk Factors” beginning on page 2 to read about factors that you should consider before buying our common stock.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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The date of this prospectus is February 12, 2013

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). The selling stockholders named in this prospectus may from time to time sell the securities described in the prospectus. You should read this prospectus together with the more detailed information regarding our company, our common stock, and our financial statements and notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the heading “Incorporation of Certain Documents By Reference.”
You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information from that contained in, or incorporated by reference in, this prospectus. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.
In this prospectus, we frequently use the terms “we,” “our,” “us,” “United,” “UIHC,” and the “Company” to refer to United Insurance Holdings Corp. and our subsidiaries, except where it is clear that the terms mean only United Insurance Holdings Corp. To understand the offering fully and for a more complete description of the offering, you should read this entire document carefully, including particularly the “Risk Factors” section beginning on page 2.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements included in this prospectus or in the documents incorporated by reference in this prospectus, other than statements of historical fact, are forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), and the regulations promulgated thereunder), which are intended to be covered by the safe harbors created thereby. These forward-looking statements involve risks and uncertainties and are based on the

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beliefs and assumptions of our management and on information available at the time these statements and disclosures were prepared. Forward-looking statements include, but are not limited to:

•	certain statements contained in “Risk Factors” in this prospectus and our Annual Report on Form 10-K for the year ended December 31, 2011;

•	certain statements contained in “Business” in our Annual Report on Form 10-K for the year ended December 31, 2011;

•
certain statements contained in “Management's Discussion and Analysis of Financial Condition and Results of Operations” and notes to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012; and

•	certain statements as to trends or events or our management's beliefs, expectations, objectives, plans, goals, intentions, estimates, projections and opinions.
These statements are included throughout this prospectus, and in the documents incorporated by reference in this prospectus, and include statements about our ability to reduce our geographic concentration and related effects, our ability to obtain rate increases when needed and the impact of any such increases on our revenues, anticipated growth in our revenues, estimated unpaid losses on insurance policies that we write, our investment returns and expectations about our liquidity. These statements also relate to our business strategy, goals and expectations concerning our market position, future operations, profitability, liquidity, and capital resources. The words “believe,” “anticipate,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and similar terms and phrases identify forward-looking statements in this prospectus and in the documents incorporated by reference in this prospectus.
Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a number of factors. Some of the risks, uncertainties and other factors that may cause actual results, developments and business decisions to differ materially from those anticipated by such forward-looking statements include the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2011 and the following:

•	uncertainties related to estimates, assumptions and projections relating to unpaid losses and loss adjustment expenses and other accounting policies;
•    the regulatory, economic and weather conditions present in the states in which we operate;

•	the impact of new federal or state regulations that affect the property and casualty insurance market;
•    the costs of reinsurance;
•    assessments charged by various governmental agencies;
•    pricing competition and other initiatives by competitors;
•    our ability to attract and retain the services of senior management;
•    the outcome of litigation pending against us, including the terms of any settlements;

•	dependence on investment income and the composition of our investment portfolio and related market risks;

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•    our exposure to catastrophic events and severe weather conditions;
•    downgrades in our financial strength rating; and
•    other risks and uncertainties described under “Risk Factors” below.
Because of these and other risks and uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. In addition, our past results of operations may not be indicative of future performance. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. We undertake no obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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PROSPECTUS SUMMARY
The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement and/or supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the following summary together with the more detailed information regarding our company, our common stock and our financial statements and notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.
Overview
We are a property and casualty insurance holding company headquartered in St. Petersburg, Florida. Our operations are primarily conducted through our wholly-owned subsidiaries, United Property & Casualty Insurance Company (“UPC”), which writes insurance policies; United Insurance Management, L.C. (“UIM”), the managing general agent that manages substantially all aspects of UPC's business; and Skyway Claims Services, LLC (“SCS”), a claims adjusting company that provides services to UPC.
We provide our customers with standardized property and casualty insurance policies for a broad range of exposures, which include coverage options for single-family homeowners, tenants (renters), and condominium unit owners. We also write flood policies under the “write your own” federal flood insurance program pursuant to which we earn a commission while ceding all risk to the U.S. government. Our largest product is homeowners insurance.
We write and service property and casualty insurance policies in Florida, South Carolina, Massachusetts and Rhode Island and recently became licensed to write policies in North Carolina.
Recent Events
On December 14, 2012, we closed an underwritten public offering of 5,000,000 shares of our common stock. Certain of our stockholders sold an additional 300,075 shares of our common stock in that offering. Following the closing of the underwritten public offering, the underwriters exercised their over-allotment option to purchase an additional 750,000 shares of our common stock. Our total net proceeds from the offering were approximately $27.6 million.
In connection with the underwritten public offering, we applied to list our common stock on The Nasdaq Capital Market. Our application was approved, and our common stock began trading on The Nasdaq Capital Market on December 11, 2012.
Corporate Information
In September 2008, in a cash and stock transaction, we completed a merger whereby United Subsidiary Corp., a wholly-owned subsidiary of FMG Acquisition Corp. (now known as United Insurance Holdings Corp.), merged with and into United Insurance Holdings, L.C., a Florida limited liability company, with United Insurance Holdings, L.C. remaining as the surviving entity. As a result of the merger, we became a public operating company.
Our principal executive offices are located at 360 Central Avenue, Suite 900, St. Petersburg, Florida 33701, and our telephone number is (727) 895-7737. Our website is www.upcic.com. The information contained on our website is not incorporated by reference into this prospectus, and such information should not be considered to be part of this prospectus.

RISK FACTORS
An investment in our securities involves a high degree of risk and many uncertainties. You should carefully consider the specific factors listed below together with the other information included in this prospectus before purchasing our securities. If any of the possibilities described as risks below actually occurs, our operating results and financial condition would likely suffer and the trading price of our securities could fall, causing you to lose some or all of your investment in our securities. The following is a description of what we consider the key challenges and material risks to our business and an investment in our securities.
Risks Related to Our Business
As a property and casualty insurer, we may experience significant losses and our financial results may vary from period to period due to our exposure to catastrophic events and severe weather conditions, the incidence and severity of which could be affected by climate change.
Our property and casualty insurance operations expose us to claims arising from catastrophes. Catastrophes can be caused by various natural events, including hurricanes, windstorms, earthquakes, hail, severe winter weather and fires; they can also be man-made, such as terrorist attacks (including those involving biological, chemical or radiological events) or consequences of war or political instability. We may incur catastrophe losses that exceed the amount of:
•catastrophe losses that we have experienced in prior years;

•	catastrophe losses that, using third-party catastrophe modeling software, we projected could be incurred;
•catastrophe losses that we used to develop prices for our products; or
•our current reinsurance coverage (which would cause us to have to pay such excess losses).
The incidence and severity of weather conditions are largely unpredictable, but the frequency and severity of property claims generally increase when severe weather conditions occur. A body of scientific evidence seems to indicate that climate change may be occurring. Climate change, to the extent that it may affect weather patterns, may cause an increase in the frequency and/or the severity of catastrophic events or severe weather conditions which, in addition to the attendant increase in claims-related costs, may also cause an increase in our reinsurance costs and/or negatively impact our ability to provide homeowners insurance to our policyholders in the future. Governmental entities may also respond to climate change by enacting laws and regulations that may adversely affect our cost of providing homeowners insurance in the future.
Catastrophes may cause a material adverse effect on our results of operations during any reporting period; they may also materially harm our financial condition, which in turn may materially harm our liquidity and impair our ability to raise capital on acceptable terms or at all. In addition to catastrophes, the accumulation of losses from smaller weather-related events in any reporting period may cause a material adverse effect on our results of operations and liquidity in that period.
Because we conduct the majority of our business in Florida, our financial results substantially depend on the regulatory, economic and weather conditions present in that state.
Though we expanded into South Carolina during 2010, as well as Massachusetts and Rhode Island in 2011, as of September 30, 2012, we still wrote approximately 91% of our premiums in Florida; therefore, prevailing regulatory, legal, economic, political, demographic, competitive, weather and other conditions in Florida affect our revenues and profitability. Changes in these conditions could make doing business in Florida less attractive for us and would have a more pronounced effect on us than it would on other insurance companies that are more geographically diversified.

We are subject to increased exposure to certain catastrophic events such as hurricanes, as well as an increased risk of losses. The occurrence of one or more catastrophic events or other conditions affecting losses in Florida may have a material adverse effect on our results of operations and financial condition.
Because we rely on insurance agents, the loss of these agent relationships or our ability to attract new agents could have an adverse impact on our business.
We currently market our policies to a broad range of prospective policyholders through more than 2,000 agents. Many of these agents are independent insurance agents that own their customer relationships, and our agency contracts with them limit our ability to directly solicit business from our existing policyholders. Independent agents most commonly represent other insurance companies and we do not control their activities. Historically, we have used marketing relationships with two well-known national insurance companies that do not write new homeowners insurance policies in Florida and two associations of independent insurance agents in Florida to attract and retain agents and agency groups. The loss of these marketing relationships could adversely impact our ability to attract new agents or retain our agency network.
Actual claims incurred may exceed our loss reserves for claims, which could adversely affect our results of operations and financial condition.
Loss reserves represent our estimate of ultimate unpaid losses for claims that have been reported and claims that have been incurred but not yet reported. Loss reserves do not represent an exact calculation of liability, but instead represent our best estimate, generally utilizing actuarial expertise, historical information and projection techniques at a given reporting date.
The process of estimating our loss reserves involves a high degree of judgment and is subject to a number of variables. These variables can be affected by both internal and external events, such as changes in claims handling procedures, economic inflation, legal trends, legislative changes, and varying judgments and viewpoints of the individuals involved in the estimation process, among others.
Because of the inherent uncertainty in estimating loss reserves, including reserves for catastrophes, additional liabilities resulting from one insured event, or an accumulation of insured events, may exceed our existing loss reserves and cause a material adverse effect on our results of operations and our financial condition.
Our financial results may vary from period to period based on the timing of our collection of government-levied assessments from our policyholders.
Our insurance subsidiary, UPC, is subject to assessments levied by various governmental and quasi-governmental entities in the states in which we operate. While we can recover these assessments from policyholders through policy surcharges, our payment of the assessments and our recoveries may not offset each other in the same reporting period in our financial statements and may cause a material adverse effect on our results of operations in a particular reporting period.
Violation(s) of certain debt covenants related to our note payable to the Florida State Board of Administration could allow the Florida SBA to call the note, which could cause a material adverse effect on our financial condition.
With regard to our note payable to the Florida SBA, we incurred additional interest expense during the first quarter of 2011 because we did not write enough premiums during the fourth quarter of 2010 to exceed the threshold required by the writing ratio covenants. As a remedy for covenant violations related to the note payable, the Florida SBA may make the note due and payable upon demand. Any demand by the Florida SBA for payment related to the note, whether immediate payment of the full balance or some other amount, is subject to approval by the insurance regulatory authority in Florida. Should the insurance regulatory authority grant approval of a demand for immediate full payment, such payment could cause a material adverse effect on our cash flows and financial condition. We were in compliance with the covenants under the note payable during the year ended December 31, 2011 and as of September 30, 2012.

Our failure to implement and maintain adequate internal controls over financial reporting in our business could have a material adverse effect on our business, financial condition, results of operations and stock price.
We have complied with the provisions regarding annual management assessments of the effectiveness of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 during 2011. Because we are a smaller reporting company, we are not required to have external audits of our internal controls over financial reporting under Section 404.
If we fail to achieve and maintain the adequacy of our internal controls in accordance with applicable standards as then in effect, and as supplemented or amended from time to time, we may be unable to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. Moreover, effective internal controls are necessary for us to produce reliable financial reports. If we cannot produce reliable financial reports or otherwise maintain appropriate internal controls, our business, financial condition and results of operations could be harmed, investors could lose confidence in our reported financial information, and the market price for our stock could decline.
If we experience difficulties with technology, data security and/or outsourcing relationships, our ability to conduct our business could be negatively impacted.
While technology can streamline many business processes and ultimately reduce the cost of operations, technology initiatives present certain risks. Our business is highly dependent upon our contractors' and third-party administrators' ability to perform, in an efficient and uninterrupted fashion, necessary business functions such as the processing of policies and the adjusting of claims. Because our information technology and telecommunications systems interface with and depend on these third-party systems, we could experience service denials if demand for such service exceeds capacity or a third-party system fails or experiences an interruption. If sustained or repeated, such a business interruption, system failure or service denial could result in a deterioration of our ability to write and process new and renewal business, provide customer service, pay claims in a timely manner or perform other necessary business functions. Computer viruses, hackers and other external hazards could expose our data systems to security breaches. These increased risks, and expanding regulatory requirements regarding data security, could expose us to data loss, monetary damages, damage to our reputation and significant increases in compliance costs. As a result, our ability to conduct our business might be adversely affected.
Our success has been and will continue to be greatly influenced by our ability to attract and retain the services of senior management.
Our senior executive officers play an integral role in the development and management of our business.  We do not maintain any key person life insurance policies on any of our officers or employees.  The loss of the services of any of our senior executive officers could have an adverse effect on our business, financial condition, results of operations, cash flows and/or future prospects.

Risks Related to the Insurance Industry
Because we are smaller than many of our competitors, we may lack the resources to increase or maintain our market share.
The property and casualty insurance industry is highly competitive, and we believe it will remain highly competitive for the foreseeable future. The principal competitive factors in our industry are price, service, commission structure and financial condition. We compete with other property and casualty insurers that write coverage in the same territories in which we write coverage; some of those insurers have greater financial resources and have a longer operating history than we do. In addition, our competitors may offer products for alternative forms of risk protection. Competition could limit our ability to retain existing business or to write new business at adequate rates, and such limitation may cause a material adverse effect on our results of operations and financial position.

State regulations limiting rate increases and requiring us to underwrite business in certain areas are beyond our control and may adversely affect our results of operation and financial condition.
States have from time to time passed legislation, and regulators have taken action, that has the effect of limiting the ability of insurers to manage catastrophe risk, such as legislation prohibiting insurers from reducing exposures or withdrawing from catastrophe-prone areas, or mandating that insurers participate in residual markets. In addition, following catastrophes, there are sometimes legislative initiatives and court decisions which seek to expand insurance coverage for catastrophe claims beyond the original intent of the policies. Further, our ability to increase pricing to the extent necessary to offset rising costs of catastrophes requires approval of insurance regulatory authorities.
One example of such legislation occurred following the 2004 and 2005 hurricane seasons, when the Florida legislature required all insurers issuing replacement cost policies to pay the full replacement cost of damaged properties without depreciation whether or not the insureds repaired or replaced the damaged property.  Under prior law, insurers would have paid the depreciated amount of the property until insureds commenced repairs or replacement. This law has led to an increase in disagreements regarding the scope of damage. Despite our efforts to adjust claims and promptly pay meritorious amounts, our operating results have been affected by a claims environment in Florida that produces opportunities for fraudulent or overstated claims.
Our ability or willingness to manage our catastrophe exposure by raising prices, modifying underwriting terms or reducing exposure to certain geographies may be limited due to considerations of public policy, the evolving political environment and our ability to penetrate other geographic markets, which may cause a material adverse effect on our results of operations, financial condition and cash flows. We cannot predict whether and to what extent new legislation and regulations that would affect our ability to manage our exposure to catastrophic events will be adopted, the timing of adoption or the effects, if any, they would have on our ability to manage our exposure to catastrophic events.
The insurance industry is heavily regulated and further restrictive regulation may reduce our profitability and limit our growth.
The insurance industry is extensively regulated and supervised. Insurance regulatory authorities generally design insurance rules and regulations to protect the interests of policyholders, and not necessarily the interests of insurers, their stockholders and other investors. Regulatory systems also address authorization for lines of business, capital and surplus requirements, limitations on the types and amounts of certain investments, underwriting limitations, licensing, transactions with affiliates, dividend limitations, changes in control, premium rates and a variety of other financial and non-financial components of an insurer's business.
In recent years, the state insurance regulatory framework has come under increased federal scrutiny. Although the United States federal government does not directly regulate the insurance business, changes in federal legislation, regulation and/or administrative policies in several areas, including changes in financial services regulation and federal taxation, could negatively affect the insurance industry and us. In addition, Congress and some federal agencies from time to time investigate the current condition of insurance regulation in the United States to determine whether to impose federal or national regulation or to allow an optional federal charter, similar to the option available to most banks. Further, the National Association of Insurance Commissioners (the “NAIC”) and state insurance regulators continually reexamine existing laws and regulations, specifically focusing on modifications to holding company regulations, interpretations of existing laws and the development of new laws and regulations. We cannot predict what effect, if any, proposed or future legislation or NAIC initiatives may have on the manner in which we conduct our business.
As part of ongoing, industry-wide investigations, we may from time to time receive subpoenas and written requests for information from government agencies and authorities at the state or federal level. If we are subpoenaed for information by government agencies and authorities, potential outcomes could include enforcement proceedings or settlements resulting in fines, penalties and/or changes in business practices that could cause a material adverse effect on our results of operations. In addition, these investigations may result in changes to laws and regulations affecting the industry.

Changes to insurance laws or regulations, or new insurance laws and regulations, may be more restrictive than current laws or regulations and could cause material adverse effects on our results of operations and our prospects for future growth. Additionally, our failure to comply with certain provisions of applicable insurance laws and regulations may cause a material adverse effect on our results of operations or financial condition.
Our inability to obtain reinsurance on acceptable terms would increase our loss exposure or limit our ability to underwrite policies.
We use, and we expect to continue to use, reinsurance to help manage our exposure to property and casualty risks, including catastrophic losses due to windstorms. The availability and cost of reinsurance are each subject to prevailing market conditions beyond our control which can affect business volume and profitability. We may be unable to maintain our current reinsurance coverage, to obtain additional reinsurance coverage in the event our current reinsurance coverage is exhausted by a catastrophic event, or to obtain other reinsurance coverage in adequate amounts or at acceptable rates. Similar risks exist whether we are seeking to replace coverage terminated during the applicable coverage period or to renew or replace coverage upon its expiration. We can provide no assurance that we can obtain sufficient reinsurance to cover losses resulting from one or more storms in the future, or that we can obtain such reinsurance in a timely or cost-effective manner. If we are unable to renew our expiring coverage or to obtain new reinsurance coverage, either our net exposure to risk would increase or, if we are unwilling to accept an increase in net risk exposures, we would have to reduce the amount of risk we underwrite. Either increasing our net exposure to risk or reducing the amount of risk we underwrite may cause a material adverse effect on our results of operations and our financial condition.
In each of a the past ten years, a portion of our reinsurance protection has been provided by the Florida Hurricane Catastrophe Fund (“FHCF”), a government sponsored entity that provides a layer of reinsurance protection at a price that is lower than otherwise available in the commercial market. The FHCF provides catastrophe reinsurance on a subsidized-basis as an incentive to make homeowners insurance available in the State of Florida. There is no assurance that FHCF will continue to make such reinsurance available on terms consistent with historical practice. The loss of reinsurance provided by FHCF would have an adverse impact on our results of operations and financial condition.
Our inability to collect from our reinsurers on our reinsurance claims could cause a material adverse affect on our results of operation and financial condition.
Although reinsurers are liable to us to the extent of the reinsurance coverage we purchase, we remain primarily liable as the direct insurer on all risks that we reinsure; therefore, our reinsurance agreements do not eliminate our obligation to pay claims. As a result, we are subject to risk with respect to our ability to recover amounts due from reinsurers. The risk could arise in two situations: (a) our reinsurers may dispute some of our reinsurance claims based on contract terms, and we may ultimately receive partial or no payment, or (b) the amount of losses that reinsurers incur related to worldwide catastrophes may materially harm the financial condition of our reinsurers and cause them to default on their obligations.
While we will attempt to manage these risks through underwriting guidelines, collateral requirements and other oversight mechanisms, our efforts may not be successful. As a result, our exposure to credit risk may cause a material adverse effect on our results of operations, financial condition and cash flow.
Our investments are subject to market risks that may result in reduced returns or losses.
We expect investment returns to contribute to our overall profitability. Accordingly, fluctuations in interest rates or in the fixed-maturity, equity or alternative-investment markets may cause a material adverse effect on our results of operations.
Changes in the general interest rate environment will affect our returns on, and the fair value of, our fixed maturities and short-term investments. A decline in interest rates reduces the returns available on new investments, thereby negatively impacting our net investment income. Conversely, rising interest rates reduce the fair value of existing fixed maturities. In addition, defaults under, or impairments of, any of these investments as a result of financial problems with the issuer and, where applicable, its guarantor of the investment could reduce our net investment income and net realized investment gains or result in investment losses.
We may decide to invest an additional portion of our assets in equity securities or other investments, which are subject to greater volatility than fixed maturities. General economic conditions, stock market conditions and many other factors beyond our control can adversely affect the fair value of our equity securities or other investments, and could adversely affect the realization of net investment income. As a result of these factors, we may not realize an adequate return on our investments, we may incur losses on sales of our investments and we may be required to write down the value of our investments, which could reduce our net investment income and net realized investment gains or result in investment losses.
The fair value of our investment portfolio is also subject to valuation uncertainties. The valuation of investments is more subjective when the markets are illiquid and may increase the risk that the estimated fair value of our investment portfolio is not reflective of prices at which actual transactions would occur.
Our determination of the amount of other-than-temporary impairment to record varies by investment type and is based upon our periodic evaluation and assessment of known and inherent risks associated with the respective investment type. We revise our evaluations and assessments as conditions change and new information becomes available, and we reflect changes in other-than-temporary impairments in our Consolidated Statements of Income. We base our assessment of whether other-than-temporary impairments have occurred on our case-by-case evaluation of the underlying reasons for the decline in fair value. We can neither provide assurance that we have accurately assessed whether the impairment of one or more of our investments is temporary or other-than-temporary, nor that we have accurately recorded amounts for other-than-temporary impairments in our financial statements. Furthermore, historical trends may not be indicative of future impairments and additional impairments may need to be recorded in the future.
Our portfolio may benefit from certain tax laws, including, but not limited to, those governing dividends-received deductions and tax credits. Federal and/or state tax legislation could be enacted that would lessen or eliminate some or all of these tax advantages and could adversely affect the value of our investment portfolio. This result could occur in the context of deficit reduction or various types of fundamental tax reform.
The property and casualty insurance industry is historically cyclical and the pricing and terms for our products may decline, which would adversely affect our profitability.
Historically, the financial performance of the property and casualty insurance industry has been cyclical, characterized by periods of severe price competition and excess underwriting capacity, or soft markets, followed by periods of high premium rates and shortages of underwriting capacity, or hard markets. We cannot predict how long any given hard or soft market will last. Downturns in the property and casualty market may cause a material adverse effect on our results of operations and our financial condition.
The effects of emerging claim and coverage issues are uncertain and may increase our loss exposure under the policies that we underwrite.
As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. Examples of emerging claims and coverage issues include, but are not limited to:
•adverse changes in loss cost trends, including inflationary pressures in home repair costs;
•judicial expansion of policy coverage and the impact of new theories of liability; and

•	plaintiffs targeting property and casualty insurers in purported class-action litigation relating to claims-handling and other practices.

In some instances, these emerging issues may not become apparent to us for some time after our issuance of the affected insurance policies. As a result, we may not know the full extent of liability under insurance policies we issue for many years after the policies are issued.
It is very difficult for us to predict the effects of these and other unforeseen emerging claim and coverage issues that may cause a material adverse effect on our results of operations and financial condition.
A downgrade in our financial strength rating could adversely impact our business volume and our ability to access additional debt or equity financing.
Financial strength ratings are important to an insurer's competitive position. Rating agencies review their ratings periodically, and our current ratings may not be maintained in the future. A downgrade in our rating could negatively impact our business volumes, as it is possible demand for our products in certain markets may be reduced or our ratings could fall below minimum levels required to maintain existing business. Additionally, we may find it more difficult to access the capital markets and we may incur higher borrowing costs. If significant losses, such as those resulting from one or more major catastrophes, or significant reserve additions were to cause our capital position to deteriorate significantly, or if one or more rating agencies substantially increase their capital requirements, we may need to raise equity capital in the future to maintain our ratings or limit the extent of a downgrade. For example, a trend of more frequent and severe weather-related catastrophes may lead rating agencies to substantially increase their capital requirements.
We cannot guarantee that our insurance company subsidiary, United Property & Casualty Insurance Company, will maintain its current A (Exceptional) rating by Demotech. Any downgrade of this rating could impact the acceptability of our products to mortgage lenders that require homeowners to buy insurance, reduce our ability to retain and attract policyholders and agents and damage our ability to compete, which may cause a material adverse effect on our results of operations and financial condition.

Risks Related to an Investment in Our Common Stock
Trading of our common stock is limited, which may make it difficult for you to sell your shares at times and at prices that you find appropriate.
Trading in our common stock has been extremely limited. The lack of liquidity in our common stock results not only from limited trading, but also from delays in the timing of transactions and a dearth in security analysts' and the media's coverage of United. As a result of the foregoing, it may be difficult to sell your shares of our common stock. You may obtain lower prices for our common stock than you might otherwise obtain in more liquid markets and you may experience a larger spread between the high and low prices for our common stock.
Dividend payments on our common stock in the future is uncertain.
We have paid dividends on our common stock in the past; however, we provide no assurance or guarantee that we will continue to pay dividends in the future. Therefore, investors who purchase our common stock may only realize a return on their investment if the value of our common stock appreciates.
The declaration and payment of dividends will be at the discretion of our Board of Directors and will be dependent upon our profits, financial requirements and other factors, including legal and regulatory restrictions on the payment of dividends, general business conditions and such other factors as our Board of Directors deems relevant.
The substantial ownership of our common stock by our officers and directors allows them to exert significant control over us.
Our officers and directors beneficially owned approximately 22.4% of UIHC at January 8, 2013. Our officers' and directors' interests may conflict with the interests of other holders of our common stock and our officers and directors may take action affecting us with which other stockholders may disagree. Our officers and directors, acting together, have the ability to exert significant influence over the following:
•the nomination, election and removal of our Board of Directors;
•the adoption of amendments to our charter documents;
•management and policies; and

•	the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets.
Provisions in our charter documents and the shareholder rights plan that we adopted may make it harder for others to obtain control of us even though some stockholders might consider such a development to be favorable.
Our charter and bylaws contain provisions that may discourage unsolicited takeover proposals our stockholders may consider to be in their best interests. Our Board of Directors is divided into two classes, each of which will generally serve for a term of two years with only one class of directors being elected in each year. At a given annual meeting, only a portion of our Board of Directors may be considered for election. Since our “staggered board” may prevent our stockholders from replacing a majority of our Board of Directors at certain annual meetings, it may entrench our management and discourage unsolicited stockholder proposals that may be in the best interests of our stockholders. Moreover, our Board of Directors has the ability to designate the terms of and issue a new series of preferred stock.
We have also adopted a shareholder rights plan that could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, the Company or a large block of our common stock. A third party that acquires 20% or more of our common stock could suffer substantial dilution of its ownership interest under the terms of the shareholder rights plan through the issuance of common stock to all stockholders other than the acquiring person. In certain circumstances the foregoing threshold may be reduced to 15%.
Together these provisions may make the removal of our management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

USE OF PROCEEDS
We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

DIVIDEND POLICY
Any future dividend payments will be at the discretion of our Board of Directors and will depend upon our profits, financial requirements and other factors, including legal and regulatory restrictions on the payment of dividends, general business conditions and such other factors as our Board of Directors deems relevant.
For a discussion of the restrictions on UPC's ability to pay dividends, please see the section entitled “Business-Restrictions on Dividend Payments” in our Annual Report on Form 10-K for the year ended December 31, 2011, which is incorporated by reference into this prospectus.

SELLING STOCKHOLDERS
On behalf of the selling stockholders named in the table below, we are registering, pursuant to the registration statement of which this prospectus is a part, 717,012 shares of our common stock. We are registering these shares pursuant to a Registration Rights Agreement, dated as of October 4, 2007, that was entered into between us and the selling stockholders prior to the merger pursuant to which we became a public company and that provides these selling stockholders with certain registration rights.
The table below lists the selling stockholders and information regarding their beneficial ownership of common stock as of January 15, 2013. Beneficial ownership is determined in accordance with the rules of the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose.
All information with respect to beneficial ownership has been furnished to us by the selling stockholders. For more information, see the section of this prospectus entitled “Plan of Distribution.”
Based on the information supplied to us by or on behalf of the selling stockholders, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering		Number of Shares Offered	Number of Shares Beneficially Owned After Offering
	Number	Percentage(1)		Number	Percentage(1)
FMG Investors LLC(2)	699,173	4.3%	699,173	—	—
James R. Zuhlke(3)	17,839	*	17,839	—	—
*Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)	The percentage of common stock beneficially owned are based on 16,198,839 shares of common stock outstanding on January 15, 2013.

(2)
Gordon G. Pratt is the Managing Member of Fund Management Group LLC, which is the Managing     Member of FMG Investors LLC, and holds sole power to vote and dispose of the shares held by FMG Investors LLC. Mr. Pratt served as the Chairman of the Board of Directors of FMG Acquisition Corp. from May 2007 to October 2008 and served as the Vice Chairman of United's Board of Directors from October 2008 to March 2012.

(3)	Mr. Zuhlke served on our Board of Directors until April 2012.

PLAN OF DISTRIBUTION
The selling stockholders may offer and sell shares of common stock offered by this prospectus from time to time and may also decide not to sell all the shares they are allowed to sell under this prospectus. Sales that the selling stockholders do make may be sold in one or more of the following transactions:

•	on The Nasdaq Capital Market or any other securities exchange or quotation service that lists or quotes the common stock for trading;
•in the over-the-counter market;
•in privately negotiated transactions;
•through put or call option transactions relating to the shares or through short sales of shares; and
•in a combination of any of the above transactions.
The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The transactions listed above may include block transactions.
The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares of our common stock or of securities convertible into or exchangeable for these shares in the course of hedging positions they assume with the selling stockholders. The selling stockholders may also sell shares short and redeliver shares to close out such short positions. In addition, the selling stockholders may enter into options or other transactions with broker-dealers or other financial institutions that require the delivery to these broker-dealers or other financial institutions of the shares of common stock offered by this prospectus, which these broker-dealers or other financial institutions may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).
The selling stockholders have advised us that they have not made any arrangements with any underwriters or broker-dealers relating to the distribution of the shares covered by this prospectus. The selling stockholders may sell their shares directly to purchasers, use broker-dealers to sell their shares or sell their shares to broker-dealers acting as principals. If this happens, then broker-dealers may either receive discounts or commissions from the selling stockholders, or they may receive commissions from purchasers of shares for whom they acted as agents, or both. This compensation may be in excess of the compensation customary in the type of transactions involved. If a broker-dealer purchases shares as a principal, then it may resell the shares for its own account under this prospectus.
We will pay all registration fees and expenses for the common stock offered by this prospectus. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
The selling stockholders and any agent, broker or dealer that participates in sales of common stock offered by this prospectus may be deemed “underwriters” under the Securities Act and any commissions or other consideration received by any agent, broker or dealer may be considered underwriting discounts or commissions under the Securities Act.
The selling stockholders may agree to indemnify any agent, broker or dealer that participates in sales of common stock against liabilities arising under the Securities Act from sales of common stock. Because the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling stockholders that the anti-manipulation provisions of Regulation M under the Exchange Act may apply to their sales of common stock.
Instead of selling common stock under this prospectus, the selling stockholders may sell common stock in compliance with the provisions of Rule 144 under the Securities Act, if available.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified in writing by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Any such supplement will disclose:
•the name of the participating broker-dealer(s);
•the number of shares involved;
•the price at which such shares were sold;
•the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
•other facts material to the transaction.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.
Lock-up Agreements
In connection with the Company's previous public offering of its common stock pursuant to a prospectus dated December 10, 2012, one of the selling stockholders named herein, FMG Investors LLC, agreed for a period of 90 days after the date of that prospectus, not to directly or indirectly: offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of or take any other action, whether through derivative contracts, options or otherwise to reduce its financial risk of holding any of our securities, or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or otherwise acquire, any securities held or deemed to be beneficially owned by FMG Investors LLC without the prior written consent of Raymond James & Associates, Inc.
The lock-up period described in the preceding paragraph will automatically be extended if (a) during the last 17 days of the lock-up period, we issue an earnings release or material news or a material event relating to us occurs, or (b) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, then the lock-up periods shall automatically be extended and the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless Raymond James & Associates, Inc. waives, in writing, such extension.  Raymond James & Associates, Inc. may release any of the securities subject to the lock-up agreement at any time without notice.

LEGAL MATTERS
The validity of the shares of our common stock offered by this prospectus will be passed upon for us by the law firm of Foley & Lardner LLP, Tampa, Florida.

EXPERTS
The annual consolidated financial statements incorporated by reference in this prospectus have been audited by McGladrey LLP (formerly McGladrey & Pullen, LLP), independent registered public accounting firm, as stated in their report referenced herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information requirements of the Exchange Act and we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room located at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC's electronic data gathering, analysis and retrieval system known as EDGAR.
This prospectus is part of a registration statement on Form S-3 filed by us with the SEC. You may review the registration statement and the exhibits filed with such registration statement for further information regarding us and our common stock at the public reference facility of the SEC at the location described above.
Our Internet address is www.upcic.com. We make available on our website, free of charge, our periodic and current reports, proxy and information statements and other information we file with the SEC and amendments thereto as soon as reasonably practicable after we file such material with, or furnish such material to, the SEC, as applicable. After accessing the website, the filings can be found by selecting the “Investor Relations” menu. The contents of the website are not incorporated into this prospectus or into our other filings with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to incorporate by reference information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, any filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date we filed the registration statement of which this prospectus is a part and before the effective date of the registration statement and any future filings we will make with the SEC under those sections, except to the extent that any information in such filing is deemed “furnished” in accordance with rules of the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 14, 2012;

•	Our Quarterly Reports on Form 10-Q filed with the SEC on May 9, 2012, August 8, 2012, and November 14, 2012;

•
Our Current Reports on Form 8-K filed with the SEC on February 17, 2012, March 20, 2012, April 3, 2012, April 5, 2012, May 9, 2012, June 12, 2012, June 26, 2012, July 5, 2012, July 23, 2012, August 8, 2012, September 5, 2012 (as amended by the Form 8-K/A filed on November 6, 2012),

September 14, 2012, October 10, 2012, October 19, 2012 (as amended by the Form 8-K/A filed on November 8, 2012), and November 14, 2012;

•	Our Definitive Proxy Statement relating to our 2012 annual meeting of stockholders filed with the SEC on April 12, 2012;

•	The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act, filed with SEC on December 10, 2012; and

•	The description of our preferred share purchase rights contained in our Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act, filed with the SEC on July 23, 2012.
Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.
In addition, upon request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement, but not delivered with the prospectus. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address or telephone number:
United Insurance Holdings Corp.
Attn: Corporate Secretary
360 Central Avenue, Suite 900,
St. Petersburg, Florida 33701
(727) 895-7737

717,012 Shares

Common Stock

______________
Prospectus
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February 12, 2013